Exhibit 16

Execution Version

ZOUK VENTURES LIMITED

AND

LIGHTING SCIENCE GROUP CORPORATION

SUPPORT SERVICES AGREEMENT

EXECUTION VERSION

THIS AGREEMENT is made on the 25th day of September 2012.

BETWEEN:

1.	ZOUK VENTURES LIMITED, a company incorporated in England whose registered office is at 100 Brompton Road, London, SW3 1ER (the “Advisor”); and

2.	LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation whose principal place of business is at 1227 South Patrick Drive, Building 2A, Satellite Beach, FL 32937 (the “Company”),

each a “Party”, together the “Parties”.

WHEREAS

(A)	The Advisor is the advisor of Cleantech Europe II (A), L.P. and Cleantech Europe II (B), L.P., both limited partnerships established under the law of England, under the Limited Partnership Act 1907, (each a “Partnership”, together forming the “Fund”).

(B)	The rendering by the Advisor of the services described in this Agreement has been made and will be made on the basis that the Company will pay, or cause to be paid, the advisory fees described below.

(C)	the Fund is entering into, concurrently herewith, that certain Preferred Stock Subscription Agreement, dated as of the date hereof (as it may be amended, supplemented or modified, the “Subscription Agreement”) with the Company.

(D)	In accordance with the Subscription Agreement, the Fund is purchasing (the “Investment”) concurrently herewith, subject to the terms and conditions therein, an aggregate of 24,500 shares of preferred stock, par value $0.001 per share, of the Company, designated “Series H Preferred Stock” (the “Purchased Shares”).

(E)	As compensation for the Fund’s purchase of at least 24,500 Purchased Shares, Pegasus Capital Advisors, L.P. and its affiliates (“Pegasus”) will provide the Fund with an option (the “Warrant”) to purchase up to 4,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which option for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, will be facilitated by the Company.

THE PARTIES AGREE as follows:

1.	ADVISORY FEES

1.1	In consideration of the Advisor providing financial analysis and strategic advice relating to Company’s corporate and business strategy, the Company will pay an annual fee, equal to an aggregate of US$ 100,000, payable in arrears within 15 days of the end of the immediately preceding calendar quarter commencing with the quarter ending September 30, 2012 (the “Advisory Fee”).

Execution Version

1.2	The Advisor shall be entitled to receive the Advisory Fee for each calendar quarter from the date of execution of this Agreement until a Termination Event (as defined below).

2.	APPOINTMENT

The Company hereby engages the Advisor to render the Services (as defined below) on the terms and subject to the conditions of this Agreement.

3.	SERVICES

3.1	The Advisor agrees that, until the occurrence of a Termination Event, it will render to the Company, by and through itself and its affiliates and such of their respective officers, employees, representatives, agents and third parties as the Advisor in its sole discretion may designate from time to time, monitoring, advisory and consulting services in relation to the business affairs of the Company including, without limitation, assistance to develop sales opportunities for the Company in Europe (collectively, the “Services”).

3.2	It is expressly agreed that the Services to be rendered hereunder will not include fees relating to the making of any investment by the Fund in the Company.

4.	INDEMNIFICATION

4.1	The Company hereby agrees to indemnify and hold harmless the Advisor, its affiliates and their respective partners, members, officers, directors, employees, agents and representatives, and their respective successors and assignees (each such person, an “Indemnified Party”) from and against any and all actions, suits, investigations, losses, claims, damages and liabilities (the “Liabilities”) related to, arising out of or in connection with the Services contemplated by this Agreement.

4.2	The Company agrees to reimburse any Indemnified Party for all costs and expenses (including legal fees and expenses and other litigation-related expenses) as they are incurred in connection with any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the preceding sub-clause, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto.

4.3	The Company will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party that is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. Further, in no event shall the Company be obligated to indemnify any Indemnified Party for any Liabilities (i) to the extent that such indemnification may be prohibited by applicable law or (ii) related to, arising out of or in connection with the breach by an Indemnified Party of fiduciary duties owed to the Company.

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Execution Version

5.	TERMINATION

This Agreement is effective as of the date hereof and will continue until the earliest to occur (a “Termination Event”) of (i) the tenth anniversary of the date hereof, (ii) such date that the Fund and/or its affiliates directly or indirectly beneficially own Purchased Shares (together with any shares of Common Stock issued upon conversion thereof) equalling less than 37.5% of the Purchased Shares initially acquired by the Fund pursuant to the Investment as of the date hereof, which percentage shall be calculated on as-converted basis, (iii) such date as the Company and Advisor may mutually agree in writing, (iv) a Change of Control of the Company (as such term is defined in the Warrant) and (v) the Company’s consummation of a Qualified Public Offering (as such term is defined in the Warrant).

6.	CONFIDENTIAL INFORMATION

The Parties shall not, and shall use all reasonable endeavours to procure that every person connected with or associated with each such Party shall not, disclose to any person, firm or corporation or use any confidential information of the other Party which may have come to his or its knowledge as a result of this Agreement unless required to do so by the law or by the regulations of any relevant stock exchange or other regulatory authority to the rules and regulations to which he or it is subject.

7.	AGREEMENT BINDING UPON SUCCESSORS AND ASSIGNS

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

This Agreement and all of the rights and obligations hereunder may be assigned by the Advisor to any of its affiliates or subsidiaries, and the provisions of this Agreement will be binding upon the parties hereto and their respective successors and assigns. No other assignment will be permitted without the written consent of the other Party.

8.	GOVERNING LAW AND JURISDICTION

This Agreement and the rights of the parties shall be governed by and construed in accordance with the laws of England and the parties hereby submit to the exclusive jurisdiction of the English courts in connection with any dispute or proceeding relating to this Agreement.

9.	EXECUTION IN COUNTERPART

This Agreement may be executed in counterparts each of is an original and all of which taken together evidence the same agreement.

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Executed by	)
ZOUK VENTURES LIMITED	)
acting by:	)

/s/ Samer Salty	Signature of director

/s/ Richard Pereira	Signature of director/secretary

Signature Page to Support Services Agreement

Executed by	)
LIGHTING SCIENCE GROUP CORPORATION	)
acting by:	)

Signature of director

/s/ Zvi Raskin	Signature of director/secretary

Signature Page to Support Services Agreement